Exhibit 10.1

EXECUTION VERSION

MANAGEMENT AGREEMENT

by and between

FIVE OAKS INVESTMENT CORP.

and

HUNT INVESTMENT MANAGEMENT, LLC

Dated as of January 18, 2018

This MANAGEMENT AGREEMENT is dated as of January 18, 2018 (the “Effective Date”), by and between Five Oaks Investment Corp., a Maryland corporation (the “Company”), and Hunt Investment Management, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, the Company was formed as a Maryland corporation and elected to, and intends to continue to, be treated as a real estate investment trust for U.S. federal income tax purposes;

WHEREAS, the Company and Oak Circle Capital Partners LLC (“Oak Circle”) entered into the Management Agreement, dated as of May 16, 2012 (the “Original Management Agreement”);

WHEREAS, immediately prior to the execution of this Agreement, the Company and Oak Circle entered into a Termination Agreement to mutually terminate the Original Management Agreement; and

WHEREAS, the Company and the Manager desire enter into this Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.             Definitions.

(a)          The following terms shall have the meanings set forth in this Section 1(a):

“Advisers Act” means the United States Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any executive officer or general partner of such Person and (c) any legal entity for which such Person acts as an executive officer or general partner; provided, that it is acknowledged and agreed that (x) Hunt (other than HCH and its subsidiaries) shall not be deemed an Affiliate of the Manager for purposes of the Related Party Transaction and Allocation Policies or Section 2(n) and (y) the Company and its Subsidiaries shall not be deemed an Affiliate of Hunt.

“Agreement” means this Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 12(b) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided, that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee, calculated and payable quarterly in arrears, in an amount equal to one point five percent (1.50%) per annum (0.375% per quarter) of the Company’s Stockholders’ Equity.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day when commercial banks are generally open for business in New York, New York.

“Claim” has the meaning set forth in Section 10(c) hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means the shares of common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Account” has the meaning set forth in Section 5 hereof.

“Company Indemnified Party” has the meaning set forth in Section 10(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(s) hereof.

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“Confidential Information” means all non-public information, written or oral, obtained by a party in connection with the services rendered hereunder. Notwithstanding the foregoing, Confidential Information shall not include any information which is, and shall no longer include any information once it becomes, generally available to the public (other than as a result of a violation of this Agreement), or available to the Manager or the Company, as applicable, on a non-confidential basis from a source other than the other party, its members, officers, employees, agents or representatives that is not prohibited from disclosing such information to the applicable party by a legal or fiduciary obligation.

“Core Earnings” means the net income (loss) attributable to the holders of Common Shares or, without duplication, owners of the Company’s Subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between the Manager and the Board and approval by Special Board Approval.

“Custodian” means Well Fargo Bank, National Association, or a successor custodian approved by the Board of Directors.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Termination Date” has the meaning set forth in Section 12(c) hereof.

“Excess Funds” has the meaning set forth in Section 2(t) hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the trust instrument in the case of a trust, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, or similar governing documents, in each case as amended.

“HCH” means HCH Holdings, LLC, a Delaware limited liability company.

“Hunt” means, collectively, Hunt Companies, Inc., a Delaware corporation, and any Affiliate thereof.

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“Incentive Compensation” means the incentive fee calculated and payable with respect to each fiscal quarter commencing with the quarter in which the first anniversary of the Effective Date occurs (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to:

(i)          for the first full fiscal quarter following the first anniversary of the Effective Date, the product of (A) 20% and (B) the excess of (1) Core Earnings of the Company for such fiscal quarter, over (2) the product of (x) the Stockholders’ Equity as of the end of such fiscal quarter, and (y) 8% per annum (2% per quarter);

(ii)         for each of the second, third and fourth full fiscal quarters following the first anniversary of the Effective Date, the excess of (A) the product of (1) 20% and (2) the excess of (x) Core Earnings of the Company for the fiscal quarter(s) following the first anniversary of the Effective Date, over (y) the product of (I) the Stockholders’ Equity in the fiscal quarter(s) following the first anniversary of the Effective Date, and (II) 8% per annum (2% per quarter), over (B) the sum of any Incentive Compensation paid to the Manager with respect to the prior fiscal quarter(s) following the Effective Date (other than the most recent fiscal quarter); and

(iii)        for each fiscal quarter thereafter, the excess of (A) the product of (1) 20% and (2) the excess of (x) Core Earnings of the Company for the previous twelve (12)-month period, over (y) the product of (I) the Stockholders’ Equity in the previous twelve (12)-month period, and (II) 8% per annum, over (B) the sum of any Incentive Compensation paid to the Manager with respect to the first three fiscal quarters of such previous twelve (12)-month period.

Incentive Compensation shall be pro-rated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such period, as the case may be (including any fiscal quarter during which the first anniversary of the Effective Date occurs and any fiscal quarter during which the effective date of the termination of this Agreement occurs).

“Indemnified Party” has the meaning set forth in Section 10(b) hereof.

“Independent Director” means a member of the Board of Directors who is not an officer or employee of the Manager or any Affiliate thereof and who otherwise is “independent” in accordance with the rules of the NYSE or such other securities exchange on which the Common Shares may be listed.

“Initial Term” has the meaning set forth in Section 12(a) hereof.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Investment Policies” means the Company’s investment policies, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived by the Manager, subject to Special Board Approval as specified therein.

“Losses” has the meaning set forth in Section 10(a) hereof.

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“Manager” has the meaning set forth in the introductory paragraph of this Agreement.

“Manager Change of Control” means the occurrence of any of the following: (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than one or more Affiliates of the Manager, the Company or a Subsidiary; (b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Affiliates of the Manager, the Company or a Subsidiary, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of fifty percent (50%) or more of the total voting power of the voting securities of the Manager; or (c) a transfer of a controlling block of the Manager’s securities as defined in the definition of “assignment” in the Advisers Act and the rules and regulations of the SEC thereunder.

“Manager Indemnified Party” has the meaning set forth in Section 10(a) hereof.

“Manager Permitted Disclosure Parties” means (a) officers, directors, employees, agents, representatives, advisors of the Manager and its Affiliates who need to know the Company’s Confidential Information for the purpose of rendering services hereunder or in furtherance of Hunt’s asset management or capital markets businesses, (b) appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s business, (c) appraisers, lenders or other financing sources, custodians, administrators, brokers, advisors or any similar entity in connection with Hunt’s debt securities or offerings and (d) existing or prospective investors in Hunt and their advisors to the extent such persons reasonably request Confidential Information and are subject to an undertaking of confidentiality, non-disclosure and non-use.

“Nonrenewal Termination” has the meaning set forth in Section 12(c) hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 12(c) hereof.

“NYSE” means the New York Stock Exchange, Inc., together with its successors.

“Oak Circle” has the meaning set forth in the recitals to this Agreement.

“Original Management Agreement” has the meaning set forth in the recitals to this Agreement.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

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“Portfolio Management Services” has the meaning set forth in Section 2(b) hereof.

“Reimbursement Cap” means the maximum amount of reimbursable expenses that the Company shall be obligated to reimburse the Manager for during any fiscal year pursuant to Section 8(a) this Agreement, which shall be equal to 1.5% of the average Stockholders’ Equity for the applicable fiscal year, as finally determined in accordance with Section 8(d).

“REIT” means a “real estate investment trust” as defined under the Code.

“Related Party Transaction and Allocation Policies” means (a) the allocation policies and procedures of the Manager and its Affiliates and (b) the related party transaction policies and procedures of the Company, in each case, effect from time to time, and with respect to such policies and procedures of the Manager and its Affiliates, as the same may be amended, restated, supplemented or modified from time to time by the Manager, subject to Special Board Approval, and with respect to such policies and procedures of the Company, as the same may be amended, restated, supplemented or modified from time to time by Special Board Approval, subject to prior consultation with the Manager.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder” means any holder of shares of Common Stock or other equity or voting securities of the Company.

“Special Board Approval” means the approval of a majority of the Independent Directors.

“Stockholders’ Equity” means: (a) the sum of the net proceeds from any issuances of the Company’s equity securities (excluding preferred securities solely for purposes of Incentive Compensation but including preferred securities for all other purposes of this Agreement) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance; plus (b) the Company’s retained earnings at the end of such fiscal quarter (without taking into account any non-cash equity compensation expense or other non-cash items described below incurred in current or prior periods); less (c) any amount that the Company pays for repurchases of its Common Shares; and (d) excluding (i) any unrealized gains, losses or other non-cash items that have impacted the Company’s Stockholders’ Equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (ii) adjustments relating to one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Directors and after obtaining Special Board Approval.

“Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

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“Termination Fee” means a termination fee equal to three (3) times the sum of (a) the average annual Base Management Fee and (b) the average annual Incentive Compensation, in each case, earned by the Manager during the twenty four (24)-month period immediately preceding the effective date of termination, calculated as of the end of the most recently completed fiscal quarter before the effective date of termination.

“Termination Notice” has the meaning set forth in Section 12(c) hereof.

“Treasury Regulations” means the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

(b)          As used herein, accounting terms relating to the Company, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “fiscal quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year. As used herein, “fiscal year” shall mean the period from January 1 to December 31 of the applicable year.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

Section 2.             Appointment and Duties of the Manager.

(a)          The Company hereby appoints the Manager to manage the assets and day-to-day operations of the Company and its Subsidiaries, subject at all times to the supervision and direction of the Board of Directors, applicable law, the further terms and conditions set forth in this Agreement and such further limitations or parameters as may be imposed from time to time by the Board of Directors. The Manager hereby accepts such appointment and agrees to perform each of its duties set forth herein in accordance with the terms hereof; provided that the Company compensates the Manager for its services hereunder in accordance with Section 7 and reimburses the Manager for costs and expenses in accordance with Section 8. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be performed by third parties and/or any of its Affiliates.

(b)          The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and its Subsidiaries, at all times, will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for providing general management services to the Company relating to the day-to-day operations of the Company and its Subsidiaries and the Manager agrees to perform (or cause to be performed) investment advisory services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, which shall include the following:

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(i)          serving as the Company’s consultant with respect to the periodic review of its Investment Policies, which review shall occur no less often than annually, any modifications to which shall be approved by Special Board Approval, and other policies and recommendations with respect thereto for approval by the Board of Directors;

(ii)         serving as the Company’s consultant with respect to the identification, investigation, evaluation, analysis, underwriting, selection, purchase, origination, negotiation, structuring, monitoring and disposition of the Company’s and the Subsidiaries’ assets;

(iii)        serving as the Company’s consultant with respect to decisions regarding any financings, securitizations and hedging activities undertaken by the Company or any Subsidiary, including (1) assisting the Company or any Subsidiary in developing criteria for debt and equity financing that is specifically tailored to the Company’s or such Subsidiary’s investment objectives, (2) advising the Company and the Subsidiaries with respect to obtaining appropriate short-term financing arrangements for assets and pursuing particular financing arrangements for each individual asset, if necessary, and (3) advising the Company and the Subsidiaries with respect to pursuing and structuring long-term financing alternatives for assets and pursuing particular financing arrangements for each asset, if necessary, in each case, consistent with the Investment Policies;

(iv)        serving as the Company’s consultant with respect to arranging for the issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by the Company or any Subsidiary;

(v)         representing and making recommendations to the Company in connection with the commitment to purchase and finance, the purchase and finance, the commitment to sell and the sale of assets;

(vi)        negotiating and entering into, on behalf of the Company or any Subsidiary, credit finance agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities and all other agreements and instruments required for the Company or any Subsidiary to conduct its business;

(vii)       advising the Company on, preparing, negotiating and entering into, on behalf of the Company or any Subsidiary, applications and agreements relating to programs established by the U.S. government;

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(viii)      with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on behalf of the Company and its Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(ix)         evaluating and recommending to the Company or any Subsidiary hedging strategies, and engaging in hedging activities on behalf of the Company or any Subsidiary that are consistent with such strategies, as so modified from time to time, and with the Company’s qualification as a REIT and with the Investment Policies;

(x)          making available to the Company or any Subsidiary the Manager’s knowledge and experience with respect to mortgage loans, mortgage-related securities, real estate, real estate securities, other real estate-related assets, including securities, non-real estate-related assets and real estate operating companies;

(xi)         investing and re-investing, on behalf of the Company or any Subsidiary, any funds of the Company (including in short-term investments) and advising the Company as to its capital structure and capital-raising activities;

(xii)        monitoring the performance of the Company’s and any Subsidiary’s assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such performance and budgeted or projected results;

(xiii)       engaging and supervising, on behalf of the Company or any Subsidiary, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company, including real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, due diligence and such other services as may be required relating to the operations and assets of the Company and its Subsidiaries, including potential investments;

(xiv)      coordinating and managing the operations of any joint venture or co-investment interests held by the Company or any Subsidiary and conducting all matters with the joint venture or co-investment partners;

(xv)       providing executive and administrative personnel, office space and office services required in rendering services to the Company and its Subsidiaries;

(xvi)      performing and supervising the performance of administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including services in respect of any of the equity incentive plans, the collection of revenues and the payment of the Company’s or any Subsidiary’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

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(xvii)     furnishing reports and statistical and economic research to the Company regarding the activities and services performed for the Company by the Manager;

(xviii)    counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xix)       engaging one or more sub-advisors with respect to the management of the Company, including, where deemed appropriate by the Manager, Affiliates of the Manager, provided that any such engagement shall be in accordance with Section 2(e);

(xx)        communicating on behalf of the Company and the Subsidiaries with the holders of any equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies, trading markets or exchanges, and to maintain productive relations with such holders;

(xxi)       counseling, or causing the Company to retain a third party advisor, regarding the maintenance of its exclusions and, if applicable, exemptions from status as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining any such exclusion or exemption and using commercially reasonable efforts to cause the Company to maintain its exclusion or exemption from such status;

(xxii)      assisting the Company in complying with all regulatory requirements applicable to it in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and all reports and documents, if any, required under the Exchange Act, the Securities Act and by the NYSE or such other securities exchange on which the Common Shares may be listed;

(xxiii)     counseling, or causing the Company to retain a third party advisor, regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations promulgated thereunder applicable to REITs;

(xxiv)    causing the Company to retain qualified accountants and legal counsel, as applicable, to (1) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs, and any of the Subsidiaries and (2) conduct quarterly compliance reviews with respect thereto;

(xxv)     taking all necessary actions to enable the Company and any Subsidiary to make required tax filings and reports, including soliciting Shareholders’ or interest holders in any such Subsidiary for required information to the extent necessary under the Code and Treasury Regulations promulgated thereunder applicable to REITs;

(xxvi)    causing the Company to qualify to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

(xxvii)   using commercially reasonable efforts to cause the Company to comply with all applicable laws;

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(xxviii)  handling and resolving on the Company’s or any Subsidiary’s behalf all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company, such Subsidiary, or the Manager may be involved or to which the Company, such Subsidiary or the Manager may be subject arising out of the day-to-day operations of the Company or any Subsidiary (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxix)     placing, or arranging for the placement of, all securities orders to implement the Manager’s investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxx)      using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company or any Subsidiary to be commercially reasonable or commercially customary and within any budgeted parameters, expense guidelines or limitations set by the Board of Directors from time to time; and

(xxxi)     performing such other services as may be required from time to time for the Manager to perform the general management services and other activities relating to the day-to-today operations and administration of the Company and the Subsidiaries, including assets and potential investments, as the Board of Directors reasonably requests and/or the Manager deems appropriate under the particular circumstances.

Without limiting the foregoing, the Manager will perform portfolio investment management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, the portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s and any Subsidiary’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management, but may not include, as determined by the Manager, the administration or servicing of any mortgages, loans or other investments of the Company, which function may be performed by a third-party provider and the costs associated with any such administration or servicing shall be paid by the Company.

(c)          For the period and on the terms and conditions set forth in this Agreement, the Company hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact and as the true and lawful agent and attorney-in-fact of any Subsidiary, in its or such Subsidiary’s, as applicable, name, place and stead, to negotiate, execute, deliver and enter into such credit agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under temporary programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities, brokerage agreements, custodial agreements and such other agreements, instruments, certificates, authorizations and other documentation on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate in connection with the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest.

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(d)          The Manager may, at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf of the Company and any Subsidiary to provide property management, asset management, securitization, leasing, development and/or other services the Manager deems necessary or advisable in connection with the management and operations of the Company or any Subsidiary (including Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliates than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Investment Policies, approved by Special Board Approval and (ii) with respect to Portfolio Management Services, any such agreements shall be subject to Special Board Approval, and the Manager shall remain liable for the performance of such Portfolio Management Services.

(e)          To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, retain for and on behalf, and at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company specified by this Agreement; provided, that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company, (ii) shall not result in an increased Base Management Fee or expenses payable by the Company or any Subsidiary, and (iii) shall be approved by Special Board Approval. The Manager will remain responsible for any sub-advisory services delegated to a third party.

(f)          The Manager may retain, for and on behalf of the Company and/or any Subsidiary and at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, financial printers, developers, investment banks, financial advisors, internal audit service providers, due diligence firms, underwriting review firms, banks and other lenders, surveyors, engineers, environmental and seismic consultants, information technology consultants, tax advisors and preparers, other consultants, agents, contractors, vendors, advisors and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company and any Subsidiary shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

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(g)          The Manager may effect transactions by or through the agency of another Person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis; data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or the Manager or its Affiliates in providing services to the Company on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(h)          In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider factors that it deems relevant in its sole discretion, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i)          The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided, that such decision is made in good faith to promote the best interests of the Company.

(j)          The Manager shall refrain from any action that, in its good faith judgment, (i) is not in compliance with the Investment Policies, (ii) would adversely affect the qualification of the Company as a REIT under the Code or the status of the Company or any Subsidiary as an entity excluded or exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Manager, the Company or any Subsidiary or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Governing Instruments of the Company or such Subsidiary. If the Manager is ordered to take any action by the Board of Directors, the Manager shall seek to promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments in any material respect. Notwithstanding the foregoing, the Manager, its Affiliates and their respective managers, officers, directors, employees and members and any Person providing sub-advisory services to the Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, any Shareholder or interest holder in any Subsidiary for any act or omission by such Person, except as expressly provided in Section 10 of this Agreement and subject to the limitations thereof.

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(k)          The Company (including the Board of Directors), and each Subsidiary, agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, the Exchange Act, rules of the NYSE or such other securities exchange on which the Common Shares may be listed, the Code or other applicable law, rule or regulation on behalf of the Company and any applicable Subsidiary in a timely manner. The Company and each Subsidiary further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company and each Subsidiary. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained, which the Manager shall use commercially reasonable efforts to seek promptly upon determining an approval is required.

(l)          The Manager shall use commercially reasonable efforts to require each seller or transferor of assets to the Company or any Subsidiary to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall use commercially reasonable efforts to take other action as it deems necessary or appropriate with regard to the protection of the assets of the Company and each Subsidiary.

(m)          The Board of Directors shall periodically review the Investment Policies and the Company’s portfolio of assets but will not review each proposed asset, except as provided in Section 2(n) below. If two-thirds of the Independent Directors determine in such periodic review of transactions that a particular transaction does not comply with the Investment Policies, then two-thirds of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed asset.

(n)          Except with respect to transactions executed in accordance with the Related Party Transaction and Allocation Policies of the Company, neither the Company nor any Subsidiary shall invest in any security structured or issued by the Manager or any Affiliate thereof unless (i) such investment is made in accordance with the Investment Policies; (ii) such investment is approved in advance by Special Board Approval; and (iii) such investment is made in accordance with applicable laws.

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(o)          Reporting Requirements.

(i)          As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), or cause to be prepared, (x) with respect to any asset, reports and other information with respect to such asset as may be reasonably requested by the Company or (y) reports and other information as may be reasonably requested by the Board of Directors with respect to transactions entered into by the Company that are subject to the Related Party Transaction and Allocation Policies.

(ii)         The Manager shall prepare, at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), or cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), or cause to be prepared, all materials and data necessary to complete such reports and other materials including an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii)        The Manager shall prepare, at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), or cause to be prepared, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and any Subsidiary’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Policies and policies approved by the Board of Directors.

(p)          Managers, officers, directors, members, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by its Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments or, to the extent applicable, the governing body of any Subsidiary, pursuant to the Governing Instruments of any Subsidiary. When executing documents or otherwise acting in such capacities for the Company or any Subsidiary, such Persons shall indicate in what capacity they are executing on behalf of the Company or such Subsidiary. Without limiting the foregoing, while this Agreement is in effect, the Manager shall supply the Company with a management team, including a Chief Executive Officer and a Chief Financial Officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as is necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(q)          The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.

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(r)          The Manager shall provide, at the sole cost and expense of the Company (to the extent such costs and expenses are reimbursable by the Company under Section 8(b)), or cause to be provided, such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Common Shares may be listed and as otherwise reasonably requested by the Company or the Board of Directors from time to time.

(s)          The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy Against Insider Trading (collectively, the “Conduct Policies”) and agrees that it will require its officers and employees who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold officers and employees of the Manager to at least the standards of conduct set forth in the Conduct Policies.

(t)          Notwithstanding anything contained in this Agreement to the contrary, except as expressly provided in Section 10 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company (or any Subsidiary) pursuant to Section 8 in excess of that contained in any applicable Company Account or otherwise made available by the Company (or any Subsidiary) to be expended by the Manager hereunder. For the avoidance of doubt, failure of the Manager to expend Excess Funds out-of-pocket shall not give rise (or be a contributing factor) to the right of the Company under Section 12(c) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(u)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager.

Section 3.             Additional Activities of the Manager.

(a)          Except as otherwise provided in this Section 3, the Investment Policies or the Related Party Transaction and Allocation Policies, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, or any of its or their respective managers, officers, directors, employees or members from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, including the management of Hunt which has or may employ investment objectives or strategies that overlap, in whole or in part, with the investment objectives or strategies of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates, or any of its or their managers, officers, directors, employees or members from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of its or their managers, officers, directors, employees or members may be acting, or (iii) prevent the Manager or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Manager’s (and/or its Affiliates’) sole benefit. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including Hunt and its investors). The Company shall have the benefit of the Manager’s good faith and professional judgment and its commercially reasonable efforts in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

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(b)          In connection with the services of the Manager hereunder, the Company and the Board of Directors acknowledge and/or agree that (i) as part of Hunt’s regular businesses, personnel of the Manager and its Affiliates may from time-to-time work on other projects and matters, and that conflicts may arise with respect to the allocation of personnel between the Company, on the one hand, and Hunt and/or the Manager and such other Affiliates, on the other hand, (ii) subject to the Related Party Transaction and Allocation Policies of the Manager, there may be circumstances where investments that are consistent with the Company’s investment objectives or policies may be shared with or allocated to Hunt (in lieu of the Company), (iii) subject to the Related Party Transaction and Allocation Policies of the Manager, Hunt may invest, from time-to-time, in investments in which the Company may also invest (including at a different level of an issuer’s capital structure (e.g., an investment by Hunt in an equity or mezzanine interest with respect to the same entity in which the Company owns a debt interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which the Company has an interest) and while the Manager will seek to resolve any such conflicts in an equitable manner, such transactions shall not be required to be presented to the Board of Directors for approval, and there can be no assurance that any such conflicts will be resolved in favor of the Company, (iv) subject to the Related Party Transaction and Allocation Policies, the Manager and its Affiliates may from time-to-time receive fees from other issuers or entities for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees, and while such fees may give rise to conflicts of interest the Company will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of Hunt (including with respect to the economic, reporting, and other rights afforded to investors in Hunt) are materially different from the terms and conditions applicable to the Company and its Shareholders, and neither the Company nor any such Shareholder (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in Hunt as a result of an investment in the Company or otherwise.

(c)          Where investments that are consistent with the Company’s investment objectives or policies are shared with Hunt, the Manager may, but is not obligated to aggregate sales and purchase orders of securities and other investments of the Company with similar orders being made simultaneously for Hunt, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company. The determination of such economic benefit to the Company by the Manager is subjective and represents the Manager’s evaluation that the Company is benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.

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(d)          It is understood and/or agreed for greater certainty that while conflicts of interests may arise from time-to-time in connection with the investment activities of the Company and Hunt (including as more fully described in Section 3(b) above) and that the Manager will seek to resolve any such conflicts of interest in an equitable manner, only those transactions set forth in Section 2(n) or as provided in the Related Party Transaction and Allocation Policies of the Company shall be required to be approved by Special Board Approval; provided, that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by Special Board Approval); provided, further, that if (x) Special Board Approval is obtained with respect to any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest or (y) the Manager acts in a manner, or pursuant to standards or procedures, approved by Special Board Approval with respect to such conflicts of interest that arise or may arise from time to time, then none of the Manager, Hunt or any of their Affiliates shall have any liability to the Company or any Shareholders by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests.

(e)          At the reasonable request of the Board of Directors, the Manager shall review the Related Party Transaction and Allocation Policies of the Manager and its Affiliates with the Board of Directors and respond to reasonable questions regarding such Related Party Transaction and Allocation Policies as it relates to the provision of Manager’s services under this Agreement. At the reasonable request of the Manager, the Board of Directors shall review the Related Party Transaction and Allocation Policies of the Company with the Manager and respond to reasonable questions regarding such Related Party Transaction and Allocation Policies as it relates to the provision of Manager’s services under this Agreement.

Section 4.             Agency.

The Manager shall act as agent of the Company in making, acquiring, financing and disposing of assets, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company.

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Section 5.             Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit (or cause the Company to collect and deposit) into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve, and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.             Records; Confidentiality.

(a)          The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice.

(b)          The Manager shall treat the Confidential Information as strictly confidential and, except to the extent necessary in the ordinary course of performing its duties for the Company or otherwise approved by the Board of Directors, shall not directly or indirectly otherwise than in furtherance of the Company’s business, use any Confidential Information for any purpose or disclose in any manner any Confidential Information to any Person. Notwithstanding the foregoing, the Manager may disclose Confidential Information to its Affiliates, any Manager Permitted Disclosure Parties, statistical rating agencies, attorneys, accountants, consultants, advisors and other professionals in connection with their services on behalf of the Company (if such Persons are made aware of the confidential nature of any such Confidential Information and directed to keep such information confidential), or in connection with any governmental or regulatory filings of the Company, Hunt or their respective Affiliates, disclosure or presentations to investors of the Company or Hunt (subject to compliance with Regulation FD) or any securities offerings or debt agreements of Hunt, governmental agencies or officials having jurisdiction over the Company or the Manager, as requested or required by applicable law, legal process or regulatory request or requirement (including SEC rules or regulations), or otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or Hunt and the Company. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager shall as soon as reasonably practicable advise the Company of such order, request or demand in order to enable the Company, if it so chooses, to apply for a protective order or similar relief. To the extent legally permitted, the Manager shall cooperate in all reasonable respects with the Company’s attempts to secure such protective order or other relief and, if and to the extent that the Company secures the same, the Manager shall comply with such protective order or other relief after notice thereof from the Company.

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(c)          The Company shall treat the Confidential Information as strictly confidential and, except to the extent necessary in the ordinary course of its business as contemplated by this Agreement or otherwise approved by the Manager, shall not directly or indirectly: (i) otherwise than in furtherance of the Company’s business, use any Confidential Information for any purpose; or (ii) disclose in any manner any Confidential Information to any Person. Notwithstanding the foregoing, the Company may disclose Confidential Information to its Affiliates, statistical rating agencies, attorneys, accountants, consultants, advisors and other professionals in connection with their services on behalf of the Company (if such Persons are made aware of the confidential nature of any such Confidential Information and directed to keep such information confidential), or in the event and to the extent the Company becomes legally compelled to do so pursuant to applicable law, rule, regulation or court order; provided, that the Company shall as soon as reasonably practicable advise the Manager of such legal compulsion in order to enable the Manager, if it so chooses, to apply for a protective order or similar relief. The Company shall cooperate in all reasonable respects with the Manager’s attempts to secure such protective order or other relief and, if and to the extent that the Manager secures the same, the Company shall comply with such protective order or other relief after notice thereof from the Manager.

(d)          The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

Section 7.            Compensation.

(a)          For the services rendered under this Agreement, the Company shall pay to the Manager the Base Management Fee and the Incentive Compensation.

(b)          The parties acknowledge that the Base Management Fee is intended in part to compensate the Manager for the costs and expenses (other than reimbursable costs and expenses) of its Chief Executive Officer and investment management employees (and certain related overhead and employee costs and expenses and other fees, costs and expenses not otherwise reimbursable under Section 8 below) incurred in providing to the Company the investment advisory services and certain general management services rendered under this Agreement.

(c)          The Manager under this Agreement will not receive any compensation for the period prior to the Effective Date.

(d)          The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the fiscal quarter in which this Agreement is executed. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final fiscal quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each fiscal quarter. The Company shall pay the Manager each installment of the Base Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

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(e)          The Incentive Compensation shall be payable in arrears in cash, in quarterly installments commencing with the first fiscal quarter after the first anniversary of the Effective Date occurs. The Manager shall compute each quarterly installment of the Incentive Compensation within forty-five (45) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations.

Section 8.             Expenses of the Company.

(a)          Subject to Section 8(b), the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement including annual base salaries, bonus and other wages, any related payroll taxes, the cost of employee benefits of such personnel, and the cost of insurance with respect to such personnel; provided, however, the Company shall reimburse the Manager or its Affiliates for the allocable share of the compensation, including annual base salary, bonus and other wages, any related payroll taxes, the cost of employee benefits of such personnel, and the cost of insurance with respect to such personnel, in each case paid to (i) the Company’s Chief Financial Officer based on the percentage of his or her time spent on the Company’s affairs, (ii) the Company’s General Counsel, based on the percentage of his or her time spent on the Company’s affairs, and (iii) corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment management personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s or any Subsidiary’s affairs based upon the percentage of time devoted by such personnel to the Company’s and/or any Subsidiary’s affairs (provided, that, in any fiscal year, the Company shall not be required to reimburse the Manager for any such costs and expenses in excess of the Reimbursement Cap). The Manager shall be responsible solely for the compensation paid by the Manager to its personnel serving as the Company’s Chief Executive Officer, President, and Chief Investment Officer and each of the Manager’s investment management professionals, including annual base salaries, bonus and other wages, any related payroll taxes, the cost of employee benefits of such personnel, and the cost of insurance with respect to such personnel (other than key man insurance that is for the benefit of the Company).

(b)          The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company or any Subsidiary, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 8(a) of this Agreement. Such costs and reimbursements shall be in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis taking into account the specific facts and circumstances related to any such engagement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be required to be paid by the Manager or Affiliates of the Manager:

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(i)          all costs and expenses associated with the formation and capital raising activities of the Company or any Subsidiary, if any, including the costs and expenses of the preparation of the Company’s registration statements, any and all costs and expenses of any private or public offerings and any filing fees and costs of being a public company, including filings with the SEC, the Financial Industry Regulatory Authority and the NYSE (or any other exchange or over-the-counter market), among other such entities;

(ii)         all costs and expenses in connection with the acquisition, issuance, origination, disposition, development, modification, protection, maintenance, financing, negotiation, structuring, trading, settling, refinancing, hedging, administration and ownership of the Company’s or any Subsidiary’s assets or investments (including costs and expenses incurred for transactions that are not subsequently completed), including costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, and any legal fees, accounting fees, consulting fees, custodial expenses, clearing and settlement charges, deposits, loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by the Company or any Subsidiary, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, originating, settling, monitoring or disposing of actual or potential assets or investments;

(iii)        all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, trustee, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(iv)        reimbursements of costs and expenses (to the extent such costs and expenses would otherwise be reimbursable if incurred by the Manager or its Affiliates under this Section 8(b)) of a sub-advisor engaged in accordance with this Agreement;

(v)         all costs and expenses in connection with legal, accounting, due diligence (including due diligence costs for assets or investments that are not subsequently acquired), securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants perform or otherwise would perform on the Company’s behalf and that are performed by the Manager or an Affiliate thereof, in accordance with the provisions of Section 2;

(vi)        all costs and expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including the SEC), including any costs of computer services in connection with this function, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

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(vii)       all costs and expenses of money borrowed by the Company or any Subsidiary, including principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase agreements and other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other costs and expenses) or any of the Company’s securities offerings;

(viii)      all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(ix)         all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary;

(x)          all insurance costs incurred by the Company or any Subsidiary, including any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

(xi)         all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the portfolio accounting systems of the Company or any Subsidiary;

(xii)        all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also officers or employees of the Manager), all expenses of directors of the Company or any Subsidiary (including those directors who are also employees of the Manager), the cost of directors’ and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Manager);

(xiii)       all third-party legal, compliance, accounting and auditing fees, costs and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including all quarterly and annual audit or tax fees, costs and expenses, all outsourced internal audit costs and including, for the avoidance of doubt, all costs and expenses of any third-party advisor or sub-advisor retained regarding the maintenance of (A) the Company’s or its Subsidiaries’ exemption from regulation as an investment company under the Investment Company Act or (B) the Company’s qualification as a REIT);

(xiv)      subject to Section 10 below, all third-party legal, expert and other fees and expenses of the Company, the Manager or any Subsidiary relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, any Subsidiary, or the Manager (in connection with its services on behalf of the Company) or which the Company, any Subsidiary or the Manager is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

(xv)       subject to Section 10 below, all costs and expenses related to any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, any Subsidiary, the Manager, or against any director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

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(xvi)      all reasonable and documented travel and related costs and expenses of directors, officers and employees of the Company, any Subsidiary or the Manager, incurred in connection with attending meetings of the Board of Directors, attending meetings of holders of securities of the Company or any Subsidiary, or performing other business activities that relate to the Company or any Subsidiary, including reasonable and documented travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any asset or potential investment of the Company or any Subsidiary or establishment and maintenance of any repurchase agreements, warehouse facilities, borrowings under programs established by the U.S. government, other secured and unsecured forms of borrowings or any of the Company’s or any Subsidiary’s securities offerings;

(xvii)     all costs and expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or any Subsidiary, if any;

(xviii)    all costs and expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including in connection with any dividend reinvestment plan;

(xix)       all costs and expenses related to (A) the design and maintenance of the Company’s or any Subsidiary’s web site or sites and (B) the Company’s allocable share of all costs and expenses associated with any computer software, hardware, electronic equipment or purchased information technology services from third party vendors or Affiliates of the Manager that is used for the Company or any Subsidiary;

(xx)        all costs and expenses incurred with respect to market information systems and publications, research publications and materials, including financial analytics and market data, and settlement, clearing and custodial fees and expenses relating to any asset of the Company or any Subsidiary;

(xxi)       all costs and expenses incurred with respect to administering the Company’s incentive plans;

(xxii)      all costs and expenses of maintaining compliance with all U.S. federal, state, and local income tax provisions and regulations and any applicable regulatory body rules and regulations and regulatory reporting obligations;

(xxiii)     all costs and expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or any Subsidiary separate from the offices of the Manager;

(xxiv)    rent and other fees (including disaster recovery facilities costs and expenses) relating to office(s), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s or any Subsidiary’s operations; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

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(xxv)     all other costs and expenses of the Company or any Subsidiary relating to the business and investment operations of the Company, including the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of assets; and

(xxvi)    all other expenses actually incurred by the Manager or its Affiliates or their respective managers, officers, directors, employees, members, representatives or agents, or any Affiliates thereof, that are reasonably necessary for the performance by the Manager of its duties and obligations under this Agreement.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, the Manager shall be entitled to incur and pay costs and expenses on behalf of the Company and/or any of its Subsidiaries, including any costs and expenses described in Section 8(b). Costs and expenses incurred by the Manager on behalf of the Company or any Subsidiary shall be reimbursed quarterly to the Manager. The Manager shall prepare a written statement setting forth (x) in reasonable detail the costs and expenses of the Company and those incurred by the Manager on behalf of the Company or any Subsidiary during each fiscal quarter and (y) the estimated Reimbursement Cap for the applicable fiscal year based on such fiscal quarter, and shall use commercially reasonable efforts to deliver such written statement to the Company within forty-five (45) days after the end of each fiscal quarter (subject to reasonable delays resulting from delays in receipt of information). The Company shall pay all amounts payable to the Manager pursuant to this Section 8 within ten (10) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company and in connection with Section 8(d).

(d)          Within forty-five (45) days after the end of each fiscal year, the Manager shall compute the Reimbursement Cap for such fiscal year and provide a copy of such computation to the Board. If such computation shows an overpayment of reimbursable expenses by the Company for the applicable fiscal year, then the Company will be entitled to a credit in the amount of such overpayment against future Base Management Fees or Incentive Compensation.

(e)          Notwithstanding the foregoing, the Manager may, at its option, elect not to seek reimbursement for all or a portion of certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement of such or similar expenses in any future periods.

(f)          The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

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Section 9.             Exit Fees.

(a)          With respect to any investments of the Company providing for the payment of any exit fees by the borrowers thereunder, the Company agrees to waive and hereby waives any such exit fees if such borrowers refinance the applicable investment with permanent financing provided by the Manager or any of its Affiliates.

(b)          If an exit fee under any of the Company’s investments is waived as a result of such borrower refinancing the applicable investment with permanent financing by the Manager or any of its Affiliates pursuant to Section 9(a), the cost and expense reimbursement due to the Manager under Section 8(c) for the fiscal quarter in which such exit fee was waived shall be reduced by an amount equal to 50% of the amount of any such waived exit fee.

(c)          For the avoidance of doubt, to the extent that any cost or expense reimbursements due to the Manager are reduced pursuant to Section 9(b), the amount so reduced shall not be considered a cost or expense reimbursed to the Manager for purposes of the Reimbursement Cap.

Section 10.           Limits of the Manager’s Responsibility; Indemnification.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. None of the Manager, Hunt, their Affiliates or their respective managers, officers, directors, employees, trustees, control persons, partners, stockholders, equityholders or members or any Person providing sub-advisory services to the Manager will be liable to the Company, any Subsidiary, the Board of Directors, or any Shareholder or other equity holder of the Company or any equity holder or interest holder of any Subsidiary for any acts or omissions performed under this Agreement, except for acts or omissions that constitute bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company shall, to the fullest extent permitted by applicable law, reimburse, indemnify and hold harmless the Manager, Hunt, their Affiliates and their respective managers, officers, directors, employees, trustees, control persons, partners, stockholders, equity holders and members and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any action or inaction performed under this Agreement that does not constitute bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement . For the avoidance of doubt, the Manager will not be liable for trade errors that may result solely from ordinary negligence, including errors in investment decision making process and/or in the trade process.

(b)          The Manager shall, to the full extent permitted by applicable law, reimburse, indemnify and hold harmless the Company (or any Subsidiary), and the directors, officers and Shareholders (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) with respect to (i) all Losses in respect of or arising from any action or inaction under this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement or (ii) any claims by the Manager’s or its Affiliate's employees relating to the terms and conditions of their employment by the Manager or its Affiliates.

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(c)          In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10; provided, however, that in the absence of material prejudice to the indemnifying party, the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 10. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 10(c), also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (1) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (2) the indemnifying party refuses to defend (or fails to give notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (3) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, (1) such settlement is without any Losses whatsoever to such Indemnified Party, (2) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (3) the indemnifying party obtains an effective written release of liability or covenant not to sue for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 10 to elect to defend such Claim by counsel of its own choosing and so elects, then the Indemnified Party shall not enter into any settlement of such Claim absent the consent of the indemnifying party if such indemnifying party would be liable therefor under this Agreement, which consent shall not be unreasonably withheld or delayed. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 10.

(d)          The indemnification and payment or reimbursement of an Indemnified Party’s Losses provided in this Agreement shall not be deemed exclusive of or limit in any way other rights to which such Indemnified Party seeking indemnification and payment or reimbursement of Losses may be or may become entitled under any entity organizational document, regulation, insurance, agreement or otherwise.

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(e)          The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

(f)          Nothing contained herein shall be deemed a waiver of any right available to the Company under federal and state securities laws to the extent such waiver would be inconsistent with such laws.

Section 11.           No Joint Venture.

The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 12.           Term; Termination without Cause.

(a)          Initial Term. This Agreement shall become effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”).

(b)          Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one (1) year period (an “Automatic Renewal Term”) unless this Agreement is terminated in accordance with Section 12(c).

(c)          Termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon at least one hundred and eighty (180) days’ prior written notice to the Manager or the Company, as applicable (the “Termination Notice”), either (A) the Company (without cause), upon the affirmative vote of at least two-thirds of the Independent Directors) or by a vote of the holders of at least two-thirds of the Company’s outstanding Common Shares (other than those Common Shares held by the Manager or any Affiliate thereof), in each case based upon (1) unsatisfactory performance by the Manager that is materially detrimental to the Company or (2) the determination that the compensation payable to the Manager under this Agreement is not fair; or (B) the Manager (without cause) may decline to renew this Agreement (any such nonrenewal, a “Nonrenewal Termination”); provided, that the Company shall not have the right to terminate this Agreement under clause (2) above if the Manager agrees to continue to provide services under this Agreement at fees that at least two-thirds of the Independent Directors) determine to be fair pursuant to the procedures set forth below. If the Company (but not the Manager) issues the Termination Notice, the Company shall be obligated to pay the Manager the Termination Fee within ninety (90) days of the last day of the Initial Term or Automatic Renewal Term, as applicable (the “Effective Termination Date”); provided, however, that in the event a Termination Notice is given by the Company in connection with a determination that the compensation payable to the Manager is not fair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than forty-five (45) days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. If the Manager and the Company agree to the terms of the revised compensation to be payable to the Manager within forty five (45) days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such forty five (45)-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) ten (10) days following the end of such forty five (45)-day period and (B) the Effective Termination Date originally set forth in the Termination Notice. In the event of any Nonrenewal Termination, after delivery of the Termination Notice, the Manager shall thereafter have the authority to invest only such capital that represents the return of capital resulting from the liquidation or repayment of assets of the Company or any Subsidiary existing at the time of the Termination Notice, and subject to the Investment Policies and all other existing investment and other policies of the Company. While this Agreement is effective, the Manager shall cooperate, at the Company’s sole cost and expense, with the Company in executing an orderly transition of the management of the Company’s assets to a new manager. The Company may terminate this Agreement for cause pursuant to Section 14 of this Agreement even after a Nonrenewal Termination and no Termination Fee shall be payable.

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(d)          If this Agreement is terminated pursuant to this Section 12 or pursuant to Section 13, 14 or 15, such termination shall be without any further liability or obligation of any party to the other, except with respect to the payment of a Termination Fee, if applicable, and except as provided in Sections 6, 8, and 16 of this Agreement. In addition, Section 10, 16 and 18(f) of this Agreement shall survive termination of this Agreement.

Section 13.           Assignments.

(a)          Except as set forth in Section 13(b) of this Agreement, this Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company after Special Board Approval. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company; provided, that, any such assignment, merger, consolidation, purchase of assets or similar transaction of the Company does not cause the Company to become privately held or otherwise result in the delisting of the Common Shares from NYSE or such other securities exchange on which the Common Shares may be listed. Any successor organization in a permitted assignment shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement. As used in this Section 13, the term “assign” as it applies to the Manager shall be the meaning given to that term in the Advisers Act. The Manager shall promptly notify the Company of any change in the manager or managing members of the Manager.

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(b)          Notwithstanding any provision of this Agreement, the Manager may subcontract, delegate or assign any or all of its responsibilities under this Agreement to any of its Affiliates, including sub-advisors where applicable, in accordance with the terms of this Agreement applicable to any such subcontract, delegation or assignment and this Agreement shall not thereupon terminate, and the Company hereby consents to any such assignment, delegation and subcontracting (provided that Manager remains liable for any such Affiliates performance and if such assignment constitutes an assignment of this Agreement within the meaning of the Advisers Act, this Agreement shall thereupon terminate without payment of the Termination Fee unless the Manager shall have obtained Special Board Approval for such assignment). In addition, provided that the Manager provides prior notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

Section 14.           Termination by the Company for Cause.

The Company may terminate this Agreement effective upon thirty (30) days’ prior notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breach any material provision of this Agreement and such breach shall continue for a period of thirty (30) days after notice thereof specifying such breach and requesting that the same be remedied in such thirty (30)-day period (or forty-five (45) days after notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control which a majority of the Independent Directors reasonably determines is materially detrimental to the Company and the Subsidiaries taken as a whole, (iv) the dissolution of the Manager, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) the Manager commits actual and intentional fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (vi) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such Person and cures the damage caused by such actions or omissions within thirty (30) days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 14.

Section 15.           Termination by the Manager for Cause.

(a)          The Manager may terminate this Agreement effective upon sixty (60) days’ prior notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(a).

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(b)          The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 16.           Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Sections 12, 13, 14 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if the Manager is so entitled in accordance with the terms of this Agreement, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)          deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiary; and

(c)          deliver to the Board of Directors all property and documents of the Company and any Subsidiary then in the custody of the Manager; provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations set forth in Section 6 hereof.

Section 17.           Release of Money or Other Property Upon Written Request. The Manager agrees that any money, securities or other financial assets of the Company or any Subsidiary shall be held with the Custodian. In the event that the Manager inadvertently comes into possession of any money or other property of the Company or any Subsidiary, the Manager shall promptly return such money or assets to the Company or Subsidiary, as applicable, or otherwise pay over such money or assets to such third party or third parties as are specified by the Company in, and in accordance with, written instructions signed by a duly authorized officer of the Company. Upon delivery of such money or other property in accordance with such instructions, the Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, or the Shareholders or the interest holders of any Subsidiary for any acts or omissions by the Company, any Subsidiary or any third party in connection with the money or other property released in accordance with this Section 17. The Company shall indemnify the Manager and each other Manager Indemnified Party against any and all Losses which arise in connection with the Manager’s or such Manager Indemnified Party’s proper release or direction of such money or other property to the Company’s custodian(s) in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager and each other Manager Indemnified Party to indemnification under Section 10 of this Agreement.

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Section 18.           Miscellaneous.

(a)          Notices. Except as otherwise expressly provided herein, any notice or other communication required or permitted hereunder shall be in writing, and shall be given either personally or by overnight express courier (such as FedEx), addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 18). Notices given as aforesaid shall be deemed given and received upon actual delivery.

The Company:

Five Oaks Investment Corp.

540 Madison Avenue, 19th Floor

New York, NY 10022

Attention:     Chairman, Audit Committee,

Board of Directors

Facsimile:     (212) 257-5099

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Attention:     Paul D. Tvetenstrand, Esq.

Fax:              (212) 768-6800

Email:           paul.tvetenstrand@dentons.com

The Manager:

Hunt Investment Management, LLC
230 Park Avenue
19th Floor
New York, NY 10169

Phone:          (212) 317-5731

Attention:     Mustafa Haque, Assistant General Counsel
Email:           Mustafa.Haque@huntcompanies.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

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Attention:      Ross A. Fieldston

Email:            rfieldston@paulweiss.com

Facsimile:      (212) 492-0075

(b)          Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein. Except for Section 3, Section 10 and Section 17, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c)          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof and thereof.

(d)          Release. The Company, on behalf of itself and its successors and assigns hereby releases, acquits and forever discharges the Manager and each of its Affiliates, equityholders, stockholders, members, partners, managers, directors, officers, employees, agents, representatives and advisors, in their capacities as such, and each of their respective successors and assigns, from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation and suits, whether at law or in equity, of whatsoever kind or nature, with respect to the Original Management Agreement or Oak Circle.

(e)          Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(f)          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW EXCEPT THOSE GIVING EFFECT TO THIS CHOICE OF LAW. EACH OF THE PARTIES HERETO CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT OF RECORD OF THE FIRST DEPARTMENT OF THE STATE OF NEW YORK OR THE U.S. FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK.

(g)          WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(h)          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)          Section Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j)          Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(k)          Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile or pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

FIVE OAKS INVESTMENT CORP.

By:	/s/ David Oston
	Name:	David Oston
	Title:	Chief Financial Officer

[Signature Page to Management Agreement]

IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

HUNT INVESTMENT MANAGEMENT, LLC

By:	/s/ James P. Flynn
	Name:	James P. Flynn
	Title:	President CIO

[Signature Page to Management Agreement]

Exhibit A

Investment Policies

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of January 18, 2018, as may be amended from time to time (the “Management Agreement”), by and between Five Oaks Investment Corp. (the “Company”) and Hunt Investment Management, LLC (the “Manager”).

The following investment policies have been approved by affirmative resolution of the Board of Directors of the Company (the “Board”) including by each of the “independent” (within the meaning below) directors of the Company. This version supersedes all earlier versions of the Company’s investment policies. The Board will review the Company’s investment portfolio and the Company’s compliance with these investment policies at each regularly scheduled meeting of the Board.

These investment policies may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the members of the Board who are not officers or employees of the Manager or any affiliate thereof and who otherwise are “independent” in accordance with the rules of the New York Stock Exchange from time to time) without the approval of the Company’s stockholders but subject to the approval of the Manager.

1.	The Company shall not:

1.1.	make an investment that would cause the Company to fail to qualify as a “real estate investment trust” as defined under the United States Internal Revenue Code of 1986, as amended (a “REIT”); or

1.2.	make an investment that would cause the Company to be regulated as an “investment company” under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

2.	The Company shall seek to invest in a portfolio of residential mortgage-backed securities, multi-family mortgage-backed securities, commercial real estate mortgage-backed securities, residential mortgage loans, multi-family mortgage loans, commercial real estate mortgage loans, mortgage servicing rights and other mortgage or real estate related investments.

3.	The Manager may invest the net proceeds of any future offerings of the Company’s securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with the Company’s intention to qualify as a REIT and maintain exemption from registration under the Investment Company Act.

Exhibit A – Page 1